Exhibit 99.1

MILBERG FACTORS, INC.

99 Park Avenue
New York, N.Y. 10016
(212) 697-4200

                                           July 13, 2006

TII Network Technologies, Inc.
1385  Akron Street
Copiague, NY 11726
Attention:   Mr. Kenneth A. Paladino
                     Chief Operating Officer/Chief Financial Officer

Gentlemen:

        The Security Agreement (Accounts Receivable – Financing) between us bearing the effective date of September 17, 2003 (the “Financing Agreement”) is hereby amended as hereinafter provided. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Financing Agreement.

1.	The first sentence of paragraph 11 of the Financing Agreement is hereby deleted in its entirety and the following sentence shall be substituted in its place and stead:

“This Agreement shall have an initial term of one year from its effective date and shall thereafter be automatically renewed for a period of two years, followed by successive periods of one year unless terminated by us at the conclusion of its initial term or any renewal term by giving you at least sixty (60) days prior written notice, provided, however, that during the contract year commencing September 17, 2006, we shall also have the right to terminate the Agreement upon sixty (60) days prior written notice to you given at any time prior to December 31, 2006; and, provided further, that you may terminate the Agreement at any time during the initial term or any renewal term by giving us at least sixty (60) days prior written notice.”

        This change is to be effective as of the date hereof.

        All other terms of the Financing Agreement remain unchanged.

        As amended hereby, the Financing Agreement and the related Security Interest in Inventory Supplement and Security Interest in Goods and Chattels thereto are each ratified and confirmed in their entirety, and each remains in full force and effect.

Very truly yours,

MILBERG FACTORS, INC.

/s/ Barry Machowsky
Barry Machowsky
Senior Vice President

READ AND AGREED TO:
TII Network Technologies, Inc.

By:  /s/Kenneth A. Paladino
        Kenneth A. Paladino, Chief Operating Officer/Chief Financial Officer

[CONTINUED ON NEXT PAGE]

The undersigned, TII Systems, Inc., being a guarantor of the obligations of TII Network Technologies, Inc. to Milberg Factors, Inc., pursuant to a certain Guaranty dated September 17, 2003 (the “Guaranty”), acknowledges and consents to the foregoing and ratifies and confirms the Guaranty in its entirety.

TII SYSTEMS, INC.

By: /s/ Kenneth A. Paladino
Kenneth A. Paladino
Vice President of Finance, Chief
Financial Officer and Treasurer